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                                                                       EXHIBIT 3
                              OMEGA WORLDWIDE, INC.
                             ARTICLES SUPPLEMENTARY
                            SERIES C PREFERRED STOCK

         Omega Worldwide, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Sections 2-105(a)(9) and 2-208(a) of the Maryland General Corporation Law (the "MGCL") that:

         FIRST: Under a power contained in Section 5.3 of the charter of the Corporation (the "Charter"), the Board of Directors as required by Section 2-208(a) of the MGCL by Unanimous Written Consent of the Board of Directors dated as of February 28, 2001 has classified and designated 260,000 unissued shares of the Preferred Stock of the Corporation as shares of Series C Preferred Stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article V of the Charter, with any necessary or appropriate changes to the numeration or lettering of the provisions hereof:

         Section 1. Designation and Amount. There shall be a series of preferred stock of the Corporation, $1.00 par value per share, which shall be designated "Series C Preferred Stock," $1.00 par value per share (the "Series C Preferred Shares"), and the number of shares constituting that series shall be 260,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of articles supplementary in accordance with the MGCL stating that such increase or reduction has been so authorized; provided, however, that a decrease shall neither reduce the number of Series C Preferred Shares to a number less than the number of Series C Preferred Shares then outstanding nor prevent the Corporation from automatically issuing Series C Preferred Shares under the Share Exchange Agreement by and between the Corporation and Omega Healthcare Investors, Inc., a Maryland corporation, dated February 28, 2001.

         Section 2. Definitions. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

         "Accrued Dividend Amount" shall have the meaning set forth in Section 7(A).

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Shares.

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         "Common Shares" shall mean the shares of common stock, par value $0.10 per share, of

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         the Corporation.

         "Current Market Price" of publicly traded Common Shares or any other class of shares of stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the "NASD") or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

         "Divided Payment Date" shall have the meaning set forth in Section
         3(A).

         "Omega" shall mean Omega Healthcare Investors, Inc., a Maryland corporation, and every direct or indirect wholly-owned subsidiary of Omega Healthcare Investors, Inc. for such period of time such wholly-owned subsidiary remains a wholly-owned subsidiary of Omega Healthcare Investors, Inc.

         "Series C Liquidation Value" shall mean $10.00 per share.

         "Series C Preferred Shares" shall have the meaning set forth in Section 1.

         "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on NASDAQ, or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

         Section 3.  Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Corporation ranking prior and superior to the Series C Preferred Shares with respect to dividends, the holders of Series C Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash to holders of record on the last Business Day of February in each year (each such date being referred to herein as a "Dividend Payment Date") (commencing on the first Dividend Payment Date after the first issuance of a Series C Preferred Share) in an amount per share (rounded to the nearest cent) equal to 8.0% per annum of the

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Series C Liquidation Value thereof (calculated on the basis of a year of 360 days consisting of twelve 30-day months). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of the dividends.

         (B) The Board of Directors shall authorize a dividend or distribution on the Series C Preferred Shares as provided in paragraph (A) above at the time it authorized a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

         (C) No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series C Preferred Shares.

         (D) Dividends shall begin to accrue and be cumulative on outstanding Series C Preferred Shares from the Dividend Payment Date next preceding the date of issuance of such Series C Preferred Shares, unless the date of issuance of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless the date of issuance is a Dividend Payment Date or is a date after the record date for the determination of holders of Series C Preferred Shares entitled to receive an annual dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series C Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         Section 4. Voting Rights. The holders of Series C Preferred Shares shall not have voting rights, except as provided in Section 10 hereof.

         Section 5.  Certain Restrictions.

         (A) Whenever any dividends or other dividends or distributions payable on the Series C Preferred Shares as provided in Section 3 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series C Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares, other than dividends paid or payable in such junior shares;

                  (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, except dividends paid ratably on the Series C Preferred Shares and all such parity shares on which dividends are payable or in arrears


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         in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Shares.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

         Section 6. Conversion. Each Series C Preferred Share sold, transferred, distributed or otherwise disposed of by Omega to a holder other than Omega, shall automatically convert into one Common Share.

         Section 7.  Liquidation, Dissolution or Winding Up.

         (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares unless, prior thereto, the holders of Series C Preferred Shares shall have received an amount in cash equal to the aggregate Series C Liquidation Value of all shares held by such holder, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Accrued Dividend Amount"). Following the payment of the full amount of the Series C Liquidation Value and the Accrued Dividend Amount, no additional distributions shall be made to the holders of Series C Preferred Shares.

         (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Value and the Accrued Dividend Amount and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series C Preferred Shares, then such remaining assets shall be distributed ratably to the holders of the Series C Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

         (C) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series C Preferred Shares will not be added to the Corporation's total liabilities.


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         Section 8. Redemption. The Series C Preferred Shares shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent permitted by law.

         Section 9. Ranking. The Series C Preferred Shares shall rank on parity with all other series of the Corporation's preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 10. Amendment. The Charter shall not be amended in any manner which would materially and adversely alter or change the powers, preferences or special rights of the Series C Preferred Shares, as set forth herein, without the affirmative vote of the holders of a majority or more of the outstanding Series C Preferred Shares, voting separately as a class.

         Section 11. Fractional Shares. Series C Preferred Shares may not be issued in fractions of a share. No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series C Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series C Preferred Share, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Shares so surrendered.

         SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         THIRD: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, such officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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         IN WITNESS WHEREOF, these Articles Supplementary have been duly executed by the undersigned officer this 28th day of February, 2001.


                                OMEGA WORLDWIDE, INC.


                                By:  /s/ James P. Flaherty
                                   -----------------------------------------
                                Name:  James P. Flaherty
                                Title: President



ATTEST:

By:      /s/ John Storey
   ---------------------------------
Name:    John Storey
Title:   Secretary


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